Exhibit 10.3

CIT Group Inc.
Long-Term Equity Compensation Plan
RSU Award Agreement

"Participant":

"Date of Award":

      This Award Agreement, effective as of the Date of Award set forth above, sets forth the grant of Restricted Stock Units ("RSUs") by CIT Group Inc., a Delaware corporation (the "Company"), to the Participant named above, pursuant to the provisions of the CIT Group Inc. Long-Term Equity Compensation Plan, amended and restated as of February 25, 2003 and as amended as of February 23, 2005 (the "Plan"). All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

      The parties hereto agree as follows:

            (A) Grant of RSUs. The Company hereby grants to the Participant [NUMBER] RSUs, subject to the terms and conditions of the Plan and this Award Agreement. Each RSU represents the unsecured right to receive one Share in the future. The Participant shall not be required to pay any additional consideration for the issuance of the Shares upon settlement of the RSUs.

            (B)   Vesting and Settlement of RSUs.

                  (1) Subject to the Participant's continued employment, one third (1/3) of the RSUs shall vest on each of (a) the 31st day following the first anniversary of the Date of Award and (b) the second and third anniversaries of the Date of Award (each, a "Vesting Date"). Any fractional RSUs resulting from the application of the vesting schedule shall be aggregated and the RSUs resulting from such aggregation shall vest on the third anniversary of the Grant Date.

                  (2) Each vested RSU shall be settled through the delivery of one Share on the last business day of the month in which the applicable Vesting Date occurs (or as soon as administratively practicable thereafter (each a "Settlement Date")).

                  (3) The Shares delivered to the Participant on the Settlement Date shall not be subject to transfer restrictions and shall be fully paid, non-assessible and registered in the Participant's name.

                  (4) A Participant may elect to defer the delivery of Shares upon settlement as provided in Section F of this Award Agreement.

                  (5) If, prior to a Settlement Date, dividends with respect to Shares are declared or paid by the Company, the Participant shall be entitled to receive dividend equivalents in an amount equal to the cumulative dividends declared or paid on a Share multiplied by the number of RSUs; provided, however, that such dividend equivalents shall be subject to the same restrictions that apply to


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                        dividends payable with respect to Restricted Stock
                        granted by the Company. The dividend equivalents shall be paid in cash or Shares, as applicable, on the applicable Settlement Date for the underlying RSUs. If the Participant's employment terminates prior to the Settlement Date for any reason set forth in Section C(1) of this Award Agreement, or if a Change of Control occurs, the Participant shall be entitled to receive all accrued and unpaid dividend equivalents at the time the RSUs are settled in accordance with Sections C(1) or D, as applicable.

            (C)   Termination of Employment.

                  (1) If, prior to the Settlement Date, the Participant's employment with the Company and its Affiliates (the "Company Group") terminates (a) due to the Participant's death, Disability or Retirement or (b) for "Good Reason" or without "Cause" (each as defined in the applicable Employment Agreement between the Company and the Participant (the "Employment Agreement")), the RSUs shall vest immediately and shall settle, in accordance with Section B, on the last business day of the month in which the termination occurs (or as soon as administratively practicable thereafter). "Retirement" is defined as either (a) a Participant's election to retire upon attaining his or her "Normal Retirement Age"; or (ii) a Participant's election to retire upon
                        (A) completing at least a 10-year "Period of Benefit Service" and (B) having either (1) attained age 55, or
                        (2) incurred an "Eligible Termination" and, at the time of such "Eligible Termination," having attained age 54. The terms "Normal Retirement Age," "Period of Benefit Service" and "Eligible Termination" shall have the meaning as defined in the Retirement Plan.

                  (2) If, prior a Vesting Date, the Participant's employment with the Company Group terminates for any reason other than as set forth in Section C(1), the unvested RSUs shall be cancelled immediately and the Participant shall immediately forfeit any rights to, and shall not be entitled to receive any payments with respect to, the RSUs.

            (D) Change of Control. Notwithstanding any provision contained in the Plan or this Award Agreement to the contrary, if, prior to a Settlement Date, a Change of Control occurs, the RSUs shall vest and settle immediately upon the effective date of the Change of Control.

            (E) Transferability. RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution. Further, a Participant's rights under the Plan and this Award Agreement shall be exercisable during the Participant's lifetime only by the Participant, or in the event of the Participant's legal incapacity, the Participant's legal guardian or representative.

            (F)   Deferral Election.

                  (1) Deferral Elections. The following rules shall apply to any deferral elections made by the Participant:

                        a. Effective as of the Settlement Date, the Participant may elect to defer, the Shares and dividend equivalents he would otherwise receive pursuant to Section B of this Award Agreement by completing and submitting an irrevocable deferral election form (in a form provided by the Company) no later than February 16, 2006. For purposes of deferral, cash dividends shall be converted into Shares on the applicable Settlement Date based on the Fair Market Value of the



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                              Shares on such date.

                        b. Distributions Pursuant to Deferral Elections. Any Shares (including any credits corresponding to dividends pursuant to Section (F)(5)) deferred under this Award Agreement shall be distributed in a single lump-sum distribution on the last business day of the month following the month in which the earliest of the following events occurs (or as soon as administratively practicable thereafter):

                              (i) the Participant's "Separation from Service" (as defined under Section 409A of the Code and the regulations and guidance promulgated thereunder ("Section 409A");

                              (ii) the Participant's Disability (as defined under Section 409A) in accordance with Section F(2) below; or

                              (iii) the Participant's death.

                  (2) Disability. At the time that a Participant elects to defer the receipt of Shares pursuant to Section F(1) above, the Participant shall make an election with respect to the treatment of the deferred Shares in the event of his Disability (as defined in Section 409A). The Participant may elect (a) to receive distribution of the deferred Shares in the event of his Disability, or
                        (b) notwithstanding his Disability, to receive distribution of the deferred Shares or cash upon the occurrence of an event set forth in Subsections F(1)(b)(i) or (iii) above.

                  (3) Notwithstanding anything to the contrary in this Award Agreement or the Plan, to the extent that the Participant is a "Specified Employee" for purposes of
                        Section 409A, as determined by the Committee in accordance with the procedures it adopts from time to time in its sole discretion, no payment or distribution of any amounts under this Section F may be made before the first business day following the six (6) month anniversary from the Participant's Separation from Service or, if earlier, the date of the Participant's death.

                  (4) Unforeseeable Emergency. The Committee may, in its sole and absolute discretion and subject to the requirements and restrictions under Section 409A, make a partial or total distribution of the Shares deferred by a Participant upon the Participant's request and a demonstration by the Participant of an "Unforeseeable Emergency" (as defined in Section 409A).

                  (5) Dividends. During the period of deferral, the Participant's deferral account shall be credited with regular cash dividends paid with respect to the deferred Shares. All Share dividends shall be deemed invested in Shares and all cash dividends shall be deemed reinvested in Shares based on the Fair Market Value of the Shares on the date the dividend is paid (rounded down to the nearest whole share).

                  (6) Change of Control. Notwithstanding anything to the contrary in the Plan or Award Agreement, no provision of this Section F may be amended or modified during the two
                        (2) year period following a Change of Control.

                  (7) Terms and Conditions of Deferrals. The deferrals made pursuant to this Section F shall be subject to such other terms and conditions determined by the Committee and set forth in a deferral election form and related documents.



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            (G)   Miscellaneous.

                  (1) The Plan provides a complete description of the terms and conditions governing all Awards granted thereunder. This Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan's terms shall supersede and replace the conflicting terms of this Award Agreement.

                  (2) The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to RSUs as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Award Agreement, all of which shall be binding upon the Participant.

                  (3) The Committee may terminate, amend, or modify the Plan and/or this Award Agreement at any time; provided, however, that no such termination, amendment, or modification may adversely affect in any material respect the Participant's rights under this Award Agreement, without the written consent of the Participant.

                  (4) Payments contemplated with respect to the RSUs (other than pursuant to Section F) are intended to comply with the short-term deferral exemption under Section 409A. Notwithstanding the foregoing, if the Company determines that such exemption is not applicable to the RSUs, or any provision of this Award Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant's consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section G(4) does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the RSUs will not be subject to interest and penalties under Section 409A.

                  (5) Delivery of the Shares underlying the RSUs upon settlement is subject to the Participant satisfying all applicable federal, state, local and foreign taxes (including the Participant's FICA obligation). The Company shall have the power and the right to deduct or withhold from all amounts payable to the Participant pursuant to the RSUs, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.

                  (6) This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his rights under this Award Agreement.



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                  (7)   All obligations of the Company under the Plan and this
                        Award Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                  (8) To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

            (H) Refusal of Award. If the Participant desires to refuse the Award, the Participant must notify the Company in writing. Such notification should be sent to CIT Group Inc., Human Resources thirty (30) days after receipt of this Award Agreement.

            IN WITNESS WHEREOF, this Award Agreement has been executed by the Company by one of its duly authorized officers as of the Date of Award.

                  CIT Group Inc.

                  By:
                     --------------------------
                     Name:
                     Title:


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